Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Thursday, March 1, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
EFFECTIVE DATE OF FORM S-3 REGISTRATION STATEMENT
MINNEAPOLIS, March 1, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the Form S-3 Registration Statement registering for resale shares of common stock issuable to PLKS Holdings, LLC (“PLKS”), an affiliate of Prentice Capital Management, LP(“Prentice”), became effective on February 28, 2007. The shares of common stock are issuable to PLKS upon either conversion of series A convertible preferred stock or the exercise of common stock purchase warrants, each issued pursuant to a financing agreement with Prentice dated February 15, 2006 (“Financing Agreement”). Lakes repaid all amounts borrowed under the Financing Agreement during 2006, and the registration for resale of these shares of common stock is the last remaining outstanding obligation associated with this Financing Agreement.
As required by the terms of a registration rights agreement executed in conjunction with the Financing Agreement, Lakes registered for resale 130% of the number of shares that are issuable upon either the conversion of the outstanding shares of our series A convertible preferred stock or the exercise of the warrants to purchase up to 1,250,000 shares of common stock. Therefore, an additional 375,000 shares of common stock (i.e., 30% of 1,250,000) were also registered to cover any additional shares that Lakes would be obligated to issue to Prentice upon conversion of the preferred stock or exercise of the warrants if Lakes declares a stock split, stock dividend, reverse stock split, recapitalization, reclassification or other similar event relating to its common stock (“Dilution Events”). Lakes has no plans to declare such Dilution Events. The 1,250,000 warrants can be immediately exercised at $7.50 per share if PLKS chooses to do so and expire in February, 2013.
Lakes will receive proceeds from any exercise of the warrants as per the warrant agreement, and will use the proceeds from any such exercise for general working capital purposes. Lakes will not receive proceeds from any sale of the common stock by PLKS that could occur subsequent to any exercise of the warrants by PLKS.

This press release is not intended to convey or communicate an offer to sell shares by or on behalf of Lakes.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour ® television series, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.